Exhibit 99.1

Chaparral Energy Announces Sale of EOR Assets for $170 Million

Oklahoma City, October 13, 2017 — Chaparral Energy, Inc. (OTCQB: CHPE) announced today that it has entered into a definitive agreement to sell its North Burbank and Texas Panhandle enhanced oil recovery (EOR) assets for $170 million cash plus certain contingent payments, subject to customary closing adjustments, to an undisclosed buyer.

“The sale of these assets marks a major milestone in the transition of Chaparral to a premiere pure-play STACK operator. Our teams will now be able to further focus our capital, activity and operational knowledge exclusively on accelerating development of our highly economic STACK inventory,” said Chief Executive Officer Earl Reynolds. “In addition, the proceeds from this transaction will allow us to further reduce our debt, increase liquidity and strengthen our already strong balance sheet. The sale will also materially lower our overall total operating cost structure, which we view as critical in this volatile commodity price environment.”

Closing is expected in November 2017 and is subject to satisfaction of certain customary closing conditions. In addition to the cash consideration at closing, the agreement provides for contingent payments to Chaparral through December 2020 on a portion of the buyer’s unhedged production volumes, where the price received is higher than the buyer’s hedged prices. Under the terms of the agreement, which include an effective sale date of June 1, 2017, and contain customary representations, warranties, covenants and indemnities by the parties, Chaparral has received an $11.9 million performance deposit.

Chaparral’s previously stated 2017 production guidance, including its EOR assets, was 8.3 to 8.7 million barrels of oil equivalent, which includes an anticipated 45 percent year-over-year increase in STACK production ranging from 9,100 to 9,500 barrels of oil equivalent per day(Boe/d). Estimated current production associated with the EOR assets is approximately 5,700 Boe/d.

The company will provide more details about this transaction, year-end expectations and future development plans on its third quarter earnings call in early November.

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company has potential production reserves of more than 1 billion barrels of oil equivalent and approximately 400,000 net surface acres, of which approximately 110,000 acres are in the highly economic STACK Play. For more information, please visit chaparralenergy.com.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

Investor Contact Joe Evans Chief Financial Officer 405-426-4590 joe.evans@chaparralenergy.com	Media Contact Brandi Wessel Manager – Corporate Communications 405-426-6657 brandi.wessel@chaparralenergy.com